As filed with the Securities and Exchange Commission on April 15, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fast Radius, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3692788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

113 N. May Street Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Fast Radius, Inc. 2022 Equity Incentive Plan

Fast Radius, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Lou Rassey

Chief Executive Officer

113 N. May Street

Chicago, Illinois 60607

Telephone: (888) 787-1629

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

Information Required in the Section 10(a) Prospectus

This Registration Statement on Form S-8 is filed by Fast Radius, Inc., a Delaware corporation (the “Registrant”), relating to (i) 14,652,058 shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Registrant’s 2022 Equity Incentive Plan (the “Plan”) including 3,652,058 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2022 Equity Incentive Plan on April 1, 2022 pursuant to an “evergreen” provision contained in the 2022 Equity Incentive Plan and (ii) 2,150,000 shares of Common Stock reserved for issuance under the Registrant’s 2022 Employee Stock Purchase Plan.

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), filed with the Commission on April  15, 2022, including the description of Registrant’s Common Stock contained in Exhibit 4.4 thereto;

b.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report;

c.

The Registrant’s Current Reports on Form 8-K filed with the Commission on January  13, 2022, January  21, 2022, February  1, 2022, February  7, 2022, February  10, 2022 (as amended on March  30, 2022 and April  1, 2022), and March 30, 2022, respectively; and

d.

The Registrant’s Registration Statement No.  001-40032 on Form 8-A filed with the Commission on February 8, 2021 pursuant to Section 12(b) of the Exchange Act, which describes the terms, rights and provisions applicable to Registrant’s Common Stock and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of securities

Not applicable.

Item 5. Interests of named experts and counsel

Not applicable.

Item 6. Indemnification of directors and officers

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation (the “Charter”) provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Charter provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

The following exhibits are incorporated by reference herein.

Number	Exhibit

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K, filed on February 10, 2022, as amended).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Registrant’s Form 8-K, filed on February 10, 2022, as amended).

5.1*	Opinion and consent of DLA Piper LLP (US).

10.1	Fast Radius, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 of Registrant’s Form 8-K, filed on February 10, 2022, as amended).

10.2	Fast Radius, Inc. 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 of Registrant’s Form 8-K, filed on February 10, 2022, as amended).

23.1*	Consent of Marcum LLP (with respect to ECP Environmental Growth Opportunities Corp.’s financial statements)

23.2*	Deloitte & Touche LLP (with respect to Fast Radius Operations, Inc.’s consolidated financial statements)

23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 15th day of April 2022.

FAST RADIUS, INC.

By:	/s/ Lou Rassey
Lou Rassey
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lou Rassey and Prithvi Gandhi and each of them acting alone, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Lou Rassey	Chief Executive Officer, Chairperson and Director (Principal Executive Officer)	April 15, 2022
Lou Rassey

/s/ Prithvi Gandhi	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2022
Prithvi Gandhi

/s/Matthew Flanigan	Director	April 15, 2022
Matthew Flanigan

/s/ Steven Koch	Director	April 15, 2022
Steven Koch

/s/ Matthew Maloney	Director	April 15, 2022
Matthew Maloney

/s/ Tyler Reeder	Director	April 15, 2022
Tyler Reeder

/s/ Nick Solaro	Lead Independent Director	April 15, 2022
Nick Solaro

/s/ Elizabeth Ziegler	Director	April 15, 2022
Elizabeth Ziegler